Exhibit 99

NYSE MKT: GSS / TSX: GSC / GSE: GSR www.gsr.com

Golden Star Reports Fourth Quarter and Full Year 2012 Results

and Announces 2013 Capital Plan

•	2012 net cash provided by operations was $94.3 million, up $70.6 million year-over-year

•	2012 revenue of $550.5 million, up 17% year-over-year; fourth quarter revenue of $149.7 million, up 26% year-over-year

•	Fourth quarter net income of $9.1 million, up 26% from the fourth quarter of 2011; 2012 net loss of $9.5 million

•	Achieved production and cost guidance for 2012; sold 331,278 ounces of gold in 2012 at cash operating costs of $1,033 per ounce

•	Produced 336,348 ounces of gold in 2012, a 12% increase over 301,120 ounces produced in 2011

•	$78.9 million held in cash and cash equivalents as of December 31, 2012

•	Strengthened balance sheet by reducing debt by $47.5 million

•	Significantly increased Proven and Probable Mineral Reserves at Wassa by 85% to 1.47 million ounces of contained gold, relative to December 31, 2011

•	In early 2013 received mining and environmental permits for Prestea Underground

Toronto, ON – March 4, 2013 – Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported its financial results for the fourth quarter and full year ended December 31, 2012. All references to currency are to US dollars.

Sam Coetzer, President and CEO of Golden Star, commented: “The Company ended 2012 on a positive note, generating net income of $9.1 million in the fourth quarter. For the year, revenue increased to $550.5 million and cash flow provided by operations increased to $94.3 million, up 17% and 300% year-over-year, respectively. We also confirm that the Company delivered on production and cost guidance for this year.”

“Looking back, the Company had a transformational 2012, in which we restarted the relatively low cost Bogoso non-refractory plant, and we made several significant changes to our management team and Board of Directors, in addition to commencing the move of our headquarters to Toronto. We expect to unlock significant value for our shareholders over the next three to four years through further lowering of our production costs by continuing to shift the majority of our production to non-refractory ores at Wassa and developing our high grade Prestea Underground mine. The combination of our current operations of Bogoso and Wassa with the Prestea Underground project and the discovery of significant additional reserves at Wassa, we are in a strong position to grow as a mid-tier gold producer.”

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 1 of 11

Conference Call and Webcast

The Company will be holding a conference call and webcast at 8:00 am (ET) on March 5, 2013, for analysts and investors. Dial-in information for the call is as follows:

Participant (Toll-Free): 877-407-8289

Participant (International): 201-689-8341

The webcast can be accessed at www.gsr.com

A recording of the conference call will be available until March 26, 2013. To access the encore recording of the call, please dial:

Replay (Toll-Free): 877-660-6853

Replay (International): 201-612-7415

Conference ID: 409927

Summary of Consolidated Financial Results:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Bogoso/Prestea gold sold (oz)	47,178	35,475	172,379	140,504
Wassa/HBB gold sold (oz)	40,366	35,336	158,899	160,616
Total gold sold (oz)	87,544	70,811	331,278	301,120
Average realized gold price ($/oz)	1,710	1,678	1,662	1,564
Cash operating cost – combined ($/oz)	1,105	1,089	1,033	1,062
Gold revenue ($000s)	149,710	118,814	550,540	471,007
Cash flow provided by operations ($000s)	35,630	19,491	94,290	23,643
Cash flow provided by operations per share ($)	0.14	0.08	0.36	0.09
Net income (loss) attributable to GSR ($000s)	9,121	7,241	(9,490)	(2,075)
Net income (loss) per share basic ($)	0.04	0.03	(0.04)	(0.01)

Fourth Quarter 2012 Financial Highlights

•

Revenue improvement: For the fourth quarter, the Company recorded revenue of $149.7 million and net income attributable to Golden Star of $9.1 million, or $0.04 per share, compared to 2011 fourth quarter revenue of $118.8 million and net income attributable to Golden Star of $7.2 million, or $0.03 per share. Included in 2012 fourth quarter net income is a gain of $9.2 million on the sale of the Company’s Saramacca exploration asset, which more than offset the $2.5 million in higher general and administrative costs (primarily higher due to charges related to the head office move).

•	Operating cash flow improvement: Operating cash flow, after changes in working capital, provided $35.6 million, up from $19.5 million in 2011.

Full Year 2012 Financial Highlights

•

Revenue improvement: For the 2012 full year the Company recorded revenue of $550.5 million compared to 2011 revenue of $471.0 million. The revenue improvement was the result of more ounces sold at higher gold prices than in the previous year. The higher gold sales were due to the re-start of ore processing at Bogoso’s non-refractory processing plant in early 2012, which contributed an incremental 38,113 ounces to 2012’s total gold sales.

•	Strong realized gold prices: The gold price realized by the Company averaged $1,662 per ounce during 2012, up 6% from $1,564 per ounce in 2011.

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 2 of 11

•

Improvement in operating cash flow: After changes in working capital, operations provided $94.3 million of operating cash flow, up from $23.6 million in 2011. The increase was related primarily to increases in revenue from more ounces of gold sold at higher gold prices. Lower reclamation spending also contributed to the improvement in 2012 operating cash flow.

•

Reduced total debt position: The Company redeemed $125 million of its 4% convertible debentures due November 30, 2012, using cash and the issuance of $77.5 million of new 5% convertible debentures due June 1, 2017, for a net debt reduction of $47.5 million during the year.

•

Cash operating costs: Consolidated 2012 cash operating costs totaled $342.3 million, up 7% from $319.8 million in 2011. The increase in costs was primarily due to the start-up of Bogoso’s non-refractory plant early in 2012, which produced an additional 38,113 ounces.

Fourth Quarter 2012 Operational Highlights

The following tables set forth the operational highlights at Bogoso/Prestea and Wassa/HBB for the fourth quarter of 2012.

Bogoso/Prestea

Bogoso/Prestea Fourth Quarter Operating Results

	Three Months Ended December 31,
	2012	2011
Mining
Refractory ore mined (000s t)	548	711
Non-refractory ore mined (000s t)	247	16
Total ore mined (000s t)	795	727
Waste mined (000s t)	7,190	8,876
Bogoso/Prestea Refractory Plant Results
Refractory ore processed (000s t)	596	493
Refractory grade (g/t)	2.52	2.95
Refractory recovery (%)	70.5	77.7
Refractory gold sold (oz)	35,600	35,475
Bogoso/Prestea Non-refractory Plant Results
Non-refractory ore processed (000s t)	268	—
Non-refractory grade (g/t Au)	2.21	—
Non-refractory recovery (%)	58.3	—
Non-refractory gold sold (oz)	11,578	—
Bogoso/Prestea Consolidated Results
Cash operating cost ($/oz)	1,246	1,166
Gold sold (oz)	47,178	35,475

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 3 of 11

Wassa/HBB

Wassa/HBB Fourth Quarter Operating Results

	Three Months Ended December 31,
	2012	2011
Wassa/HBB Non-refractory Results
Ore mined (000s t)	525	639
Waste mined (000s t)	3,627	3,820
Ore processed (000s t)	583	589
Grade (g/t)	2.30	2.04
Recovery (%)	94.9	94.1
Cash operating cost ($/oz)	941	1,012
Gold sold (oz)	40,366	35,336

Full Year 2012 Operational Highlights

Bogoso/Prestea

•

The Bogoso/Prestea refractory plant processed 2.5 million tonnes in 2012, which yielded 134,266 ounces of gold. Metallurgical recovery at the refractory processing plant was 71.2% in 2012, an improvement from 69.8% in 2011.

•

The Bogoso/Prestea non-refractory plant processed 0.9 million tonnes of ore in 2012, which yielded 38,113 ounces of gold as compared to zero production in 2011. Ore processing was restarted at the Bogoso/Prestea non-refractory plant in the first quarter of 2012 following completion of the plant renovation project in late 2011.

•

Bogoso/Prestea’s revenue totaled $286.6 million during 2012, up $64.1 million from $222.5 million in 2011. The increase in revenue was generated by the 38,113 ounces of gold produced from the non-refractory plant during 2012. In addition Bogoso/Prestea’s realized gold price averaged $1,663 per ounce of gold in 2012, 5% higher than the realized $1,584 per ounce in 2011.

•

In May 2012, the Company completed a preliminary economic assessment (“PEA”) of the West Reef area of the Prestea Underground mine located near the Bogoso/Prestea mining operation in Ghana. Based on the results of the PEA, the Company is now preparing a feasibility study to better define the economic potential of this underground property which is expected to be completed during the second quarter of 2013.

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 4 of 11

Bogoso/Prestea Annual Operating Results

	Year Ended December 31,
	2012	2011
Mining
Refractory ore mined (000s t)	2,516	2,672
Non-refractory ore mined (000s t)	805	42
Total ore mined (000s t)	3,321	2,714
Waste mined (000s t)	24,937	25,243
Bogoso/Prestea Refractory Plant Results
Refractory ore processed (000s t)	2,464	2,397
Refractory grade (g/t)	2.42	2.57
Refractory recovery (%)	71.2	69.8
Refractory gold sold (oz)	134,266	140,504
Bogoso/Prestea Non-refractory Plant Results
Non-refractory ore processed (000s t)	873	—
Non-refractory grade (g/t Au)	2.37	—
Non-refractory recovery (%)	59.9	—
Non-refractory gold sold (oz)	38,113	—
Bogoso/Prestea Consolidated Results
Cash operating cost ($/oz)	1,160	1,284
Gold sold (oz)	172,379	140,504

Wassa/HBB

•

Wassa sold 158,899 ounces of gold during 2012, compared with 160,616 ounces sold in 2011. Gold revenue totaled $263.9 million in 2012, up from $248.5 million in 2011. Wassa realized an average gold price of $1,661 per ounce during 2012, up 7% from $1,547 per ounce in 2011.

•	Proven and Probable Mineral Reserves at Wassa increased by 85% to 1.47 million ounces of contained gold, relative to December 31, 2011.

•	Metallurgical recoveries at the Wassa plant were 94.6% for 2012, showing a slight improvement from 2011.

Wassa/HBB Annual Operating Results

	Year Ended December 31,
	2012	2011
Wassa/HBB Non-refractory Results
Ore mined (000s t)	2,583	2,541
Waste mined (000s t)	15,933	15,354
Ore processed (000s t)	2,507	2,579
Grade (g/t)	2.09	2.04
Recovery (%)	94.6	94.3
Cash operating cost ($/oz)	896	868
Gold sold (oz)	158,899	160,616

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 5 of 11

2013 Guidance

Golden Star is forecasting its 2013 production to remain in-line with 2012 production. The Company expects total gold production to be in the range of 320,000 – 350,000 ounces. Production at Bogoso/Prestea is expected to be within the range of 170,000 – 190,000 ounces of gold, while Wassa/HBB is expected to produce between 150,000 – 160,000 ounces of gold. Cash operating costs are expected to average approximately $1,050 – $1,150 per ounce of gold produced.

	Bogoso/Prestea	Wassa/HBB	Combined
2013E Production Forecast	170,000 – 190,000 oz	150,000 – 160,000 oz	320,000 – 350,000 oz
2013E Cash Operating Costs	$1,150 – $1,250 / oz	$900 – $1,000 / oz	$1,050 – $1,150 / oz

2013 Operational Objectives

•	Complete the Prestea Underground feasibility study in the second quarter of 2013;

•	Initiate Phase 1 operations at the Prestea Underground mine;

•	Continue drilling at Wassa to follow up on the 2012 drilling results and an update of 2012 reserves;

•	Commence construction of the new tailings storage facility at Wassa;

•	Permitting of Dumasi pit, approval of the Dumasi resettlement action plan and commencement of construction of the Dumasi resettlement town site;

•	Permitting and planning of the Mampon pit;

•	Permitting and planning of the Prestea South pits; and

•	Achieve further reductions in operating costs throughout the organization.

2013 Capital Plan

The Company’s capital budget for 2013 is estimated at approximately $141 million including both sustaining and development capital. Expected sustaining capital requirements are approximately $60 million, and development capital projects comprise approximately $81 million. Development capital projects have been defined as the Dumasi development, the Mampon and Prestea South development, Prestea Underground, HBB development, additional tailings capital, and the Wassa drilling program. Sustaining capital requirements are anticipated to be covered by the Company’s existing cash balances and expected operating cash flows in 2013. The Company’s development capital is expected to be funded with operating cash flows along with additional external financing as required.

The following chart highlights the Company’s expected capital expenditures by operation as well as by refractory and non-refractory ore.

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 6 of 11

2013 Expected Capital Expenditures (in $ Millions)

	Refractory
	Sustaining	Development
Bogoso/Prestea
Dumasi		10
Plant Upgrades	10
Equipment	10
Water Treatment	5
Other	6

Subtotal	31	10

	Non-Refractory
	Sustaining	Development
Bogoso/Prestea
Dumasi		5
Mampon & Prestea		15
Plant Upgrades	2
Prestea UG		26
Other	3

Subtotal	5	46

	Sustaining	Development
Wassa
Tailings Storage Facility	10	5
Wassa Drilling		13
HBB Development		7
Plant Upgrades	9
Other	5

Subtotal	24	25

Total	60	81

Company Profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana. Golden Star also holds gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding.

Statements Regarding Forward-Looking Information:

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding expected reductions in operating costs and increases in margins and production from non-refractory ore; the timing of the Prestea Underground feasibility study; planned exploration activities; anticipated capital (including both sustaining and development capital) expenditures in 2013; the Company’s 2013 production and cash operating cost estimates; the Company’s 2013 operational objectives; and sources of and adequacy of cash to meet capital and other needs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 7 of 11

approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and input costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2012. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For additional information regarding the Company’s mineral reserves and resources, please refer to the Company’s February 5, 2013 press release entitled “Golden Star Announces Mineral Reserves and Resources Estimates as at December 31, 2012”.

For Further Information, Please Contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Corporate Strategy

1-800-553-8436

INVESTOR RELATIONS

Belinda Labatte, The Capital Lab, Inc.

647-427-0208

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 8 of 11

Consolidated Statements of Operations

(Stated in thousands of US dollars except shares issued and outstanding)

	For the quarters ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)
REVENUE
Gold sales	$149,710	$118,814	$550,540	$471,007

Cost of sales	142,704	103,492	497,618	420,153

Mine operating margin	7,006	15,322	52,922	50,854

OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	831	1,165	3,505	5,137
General and administrative expense	7,583	5,028	23,674	25,378
Property holding costs	4,835	2,533	9,862	8,674
Foreign exchange loss	284	1,364	2,446	2,749
Derivative mark-to-market loss	—	1,436	162	19,276
(Gain)/loss on fair value of convertible debentures	(4,107)	(3,946)	27,985	(26,154)
Loss on extinguishment of debt	—	—	568	—
Interest expense	1,600	2,228	10,163	8,891
Interest and other income	(110)	(66)	(467)	(229)
(Gain)/loss on sale of assets	(9,175)	(1,014)	(31,577)	(1,350)

Income before tax	5,265	6,594	6,601	8,482
Income tax expense/(benefit)	(2,648)	(743)	16,816	10,984

Net income/(loss)	7,913	7,337	(10,215)	(2,502)
Net loss/(income) attributable to non-controlling interest	1,208	(96)	725	427

Net income/(loss) attributable to Golden Star shareholders	$9,121	$7,241	$(9,490)	$(2,075)

Net Income/(loss) per share attributable to Golden Star shareholders
Basic	$0.04	$0.03	$(0.04)	$(0.01)
Diluted	$0.03	$0.03	$(0.04)	$(0.01)
Weighted average shares outstanding (millions)	259.0	258.6	258.9	258.6
Weighted average shares outstanding-diluted (millions)	312.5	258.6	258.9	258.6

OTHER COMPREHENSIVE INCOME/(LOSS)
Net Income/(loss)	$7,913	$7,337	$(10,215)	$(2,502)
Unrealized loss/(gain) on available-for-sale investments	(2,423)	(299)	(2,694)	19

Comprehensive income/(loss)	$5,490	$7,038	$(12,909)	$(2,483)

Comprehensive loss/(income) attributable to non-controlling interest	1,208	(96)	725	427
Comprehensive income/(loss) attributable to Golden Star	6,698	6,942	(12,184)	(2,056)

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 9 of 11

Consolidated Statements of Cash Flows

(Stated in thousands of US dollars)

	For the quarters ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)
OPERATING ACTIVITIES:
Net income/(loss)	$7,913	$7,337	$(10,215)	$(2,502)
Reconciliation of net income/(loss) to net cash provided by operating activities:

Depreciation, depletion and amortization	30,267	19,353	98,926	71,466
Amortization of loan acquisition costs	—	570	895	1,563
Loss on extinguishment of debt	—	—	568	—
Gain on sale of assets	(9,177)	(1,014)	(31,577)	(1,350)
Non-cash employee compensation	1,374	601	6,111	3,385
Deferred income tax expense	(2,648)	(940)	16,816	8,315
Derivatives mark-to-market loss	—	(7,056)	162	(177)
Fair value loss/(gain) on convertible debt	(4,107)	(3,946)	27,985	(26,154)
Accretion of asset retirement obligations	705	(1,455)	2,816	3,845
Reclamation expenditures	(814)	(6,651)	(6,203)	(26,895)
Changes in working capital	12,117	12,692	(11,994)	(7,853)

Net cash provided by operating activities	$35,630	$19,491	$94,290	$23,643

INVESTING ACTIVITIES:
Expenditures on mining properties	(16,982)	(19,785)	(43,382)	(50,027)
Expenditures on property, plant and equipment	(13,847)	(17,812)	(45,113)	(51,353)
Change in accounts payable and deposits on mine equipment and materials	5,663	2,592	4,559	1,907
Proceeds from sale of investments	8,318	—	15,616	—
Other	—	2,435	(734)	1,916

Net cash used in investing activities	$(16,848)	$(32,570)	$(69,054)	$(97,557)

FINANCING ACTIVITIES:
Principal payments on debt	(46,330)	(2,437)	(58,806)	(10,397)
Proceeds from debt agreements and equipment financing	—	5,014	8,510	9,875
Issuance of share capital, net of issuance costs	110	282	300	282
Other	—	(430)	—	(220)

Net cash (used in)/provided by financing activities	(46,220)	2,429	(49,996)	(460)

Decrease in cash and cash equivalents	(27,438)	(10,650)	(24,760)	(74,374)
Cash and cash equivalents, beginning of period	106,322	114,294	103,644	178,018

Cash and cash equivalents, end of period	$78,884	$103,644	$78,884	$103,644

Golden Star Resources Ltd. (www.gsr.com)	PR 13-07 - 2012 Financial Results	Page 10 of 11

Consolidated Balance Sheets

(Stated in thousands of US dollars except shares issued and outstanding)

	As of December 31,
	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$78,884	$103,644
Accounts receivable	11,896	10,077
Inventories	90,212	74,297
Deferred tax assets	235	—
Deposits	8,600	6,474
Available for sale investments	15,034	1,416
Prepaids and other	2,666	2,048

Total Current Assets	207,527	197,956
Restricted Cash	2,028	1,273
Property, Plant and Equipment	260,986	252,131
Mining Properties	252,176	270,157
Intangible Assets	3,159	5,266
Other Assets	—	895

Total Assets	$725,876	$727,678

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$101,760	$92,088
Asset retirement obligations	9,943	8,996
Current tax liability	12,393	197
Current debt	6,968	128,459

Total Current Liabilities	131,064	229,740
Long Term Debt	110,507	10,759
Asset Retirement Obligations	24,170	24,884
Deferred Tax Liability	28,650	23,993

Total Liabilities	294,391	289,376
Commitments and Contingencies	—	—

SHAREHOLDERS’ EQUITY
Share Capital	694,652	693,899
Contributed Surplus	25,154	19,815
Accumulated Other Comprehensive (Deficit)/Income	(716)	1,978
DEFICIT	(285,602)	(276,112)

Total Golden Star Equity	433,488	439,580
Non-controlling Interest	(2,003)	(1,278)

Total Equity	431,485	438,302

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$725,876	$727,678

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